[LETTERHEAD]

                                                February 1, 2005

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

                                Re:      Baynon International Corporation
                                         Form 8-K/A



Gentlemen:

We have read Form 8-K/A dated January 19, 2005 of Baynon International Corporation and we agree with the statements made in the first four paragraphs of the section entitled "Resignation of Certifying Accountant" of Item 4.01 of this report. We have no basis to agree or disagree with the fifth paragraph of this section or with the statements made in the section entitled "Engagement of New Certifying Accountant."

                                           /s/ Samuel Klein and Company


                                           SAMUEL KLEIN AND COMPANY


Newark, New Jersey